Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Merge Healthcare Incorporated
Hartland, Wisconsin

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-125603, 333-161689, 333-161691 and 333-169371), Form S-4 (No. 333-168341) and Form S-8 (Nos. 333-34884, 333-100104, 333-107997, 333-40882, 333-107991 and 333-125386) of Merge Healthcare Incorporated of our report dated March 11, 2010 relating to the consolidated financial statements of AMICAS, Inc., which appears in AMICAS, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this Amendment No. 2 to Form 8-K.

/s/ BDO USA, LLP  (Formerly known as BDO Seidman, LLP)
Boston, Massachusetts

September 21, 2010